EXHIBIT 10.1

FIRST INCREMENTAL TERM LOAN AGREEMENT

dated as of December 31, 2021

to

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of October 30, 2020

BLACKBAUD, INC.,
as the Borrower,
the Lenders referred to herein,
and
BANK OF AMERICA, N.A.,
as Administrative Agent,

and

PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agent,

with

BofA SECURITIES, INC.,
and
PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers and Joint Bookrunners

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FIRST INCREMENTAL TERM LOAN AGREEMENT

THIS FIRST INCREMENTAL TERM LOAN AGREEMENT (this “Agreement”), dated as of December 31, 2021 (the “First Incremental Effective Date”), is entered into by and among BLACKBAUD, INC., a Delaware corporation (the “Borrower”), each First Incremental Term Loan Lender (as hereinafter defined) and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent for the Lenders (as hereinafter defined).

W I T N E S S E T H

WHEREAS, the Borrower, the other borrowers from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent entered into that certain Amended and Restated Credit Agreement, dated as of October 30, 2020 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”);
WHEREAS, the Borrower has requested pursuant, to Section 2.9 of the Credit Agreement, that each Lender party hereto (each, a “First Incremental Term Loan Lender”) provide a portion of a senior secured incremental term loan facility (the “First Incremental Term Loan Facility”) to consist of term loans in an aggregate principal amount of $250,000,000 (the “First Incremental Term Loans”) to the Borrower under the Credit Agreement; and
WHEREAS, the First Incremental Term Loan Lenders are willing to provide the First Incremental Term Loan Facility, upon and subject to the terms and conditions set forth herein and Section 2.9 of the Credit Agreement.
NOW, THEREFORE, in consideration of the premises and in order to induce the parties hereto to enter into the transactions described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1.    Definitions. All capitalized terms not otherwise defined herein shall have the meanings attributed thereto in the Credit Agreement and the following terms shall have the following meanings:
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.
“CME” means CME Group Benchmark Administration Limited.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate, Daily SOFR or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Daily SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in
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such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Daily SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment. Any change in Daily SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Daily SOFR Loan” means a Loan that bears interest at a rate based on Daily SOFR (other than pursuant to clause (c) of the definition of Base Rate).
“Interest Payment Date” means: (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Daily SOFR Loan, the last Business Day of each month and the Maturity Date; and (c) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the First Incremental Term Loan Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that:
    (a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
    (b)    any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
    (c)     no Interest Period shall extend beyond the Maturity Date.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.
“SOFR Adjustment” with respect to Daily SOFR means 0.10% (10 basis points); and with respect to Term SOFR means 0.10% (10 basis points) for an Interest Period of one-month’s duration, 0.15% (15 basis points) for an Interest Period of three-month’s duration, and 0.25% (25 basis points) for an Interest Period of six-months’ duration.
“Term SOFR” means, for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days
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prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; provided further that if the Term SOFR determined in accordance with either of the foregoing provisions of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Loan” means a Loan that bears interest at a rate based on the definition of Term SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Term SOFR Loan or a Daily SOFR Loan.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
SECTION 2.    First Incremental Term Loans.
(a)    First Incremental Term Loan Facility. Pursuant to Section 2.9 of the Credit Agreement, the First Incremental Term Loan Facility is hereby established under the Credit Agreement on the terms set forth below and this Agreement shall constitute (i) a Lender Addition and Acknowledgement Agreement and (ii) delivery by the Borrower of an Incremental Term Loan Notification, in each case, for purposes of such Section 2.9. The First Incremental Term Loan Lenders hereby consent to the First Incremental Effective Date occurring on the same day as the Incremental Term Loan Notification was delivered.
(b)    First Incremental Term Loan. The aggregate principal amount of the First Incremental Term Loan Lenders’ commitments with respect to the First Incremental Term Loans on the First Incremental Effective Date is TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000). The First Incremental Term Loans shall rank equally in right of payment with the Term Loan. The Borrower’s obligations with respect to the First Incremental Term Loans shall constitute Obligations under the Credit Agreement and will be secured and guaranteed with the other Obligations on a pari passu basis.
(c)    Availability. Subject to the terms and conditions set forth herein and in the Credit Agreement, each First Incremental Term Loan Lender severally agrees to make its portion of the First Incremental Term Loans in Dollars on the First Incremental Effective Date in a single advance in an amount equal to such First Incremental Term Loan Lender’s commitment in respect of the First Incremental Term Loans (such Lender’s “First Incremental Term Loan Commitment”). The amount of the First Incremental Term Loan Commitment of each First Incremental Term Loan Lender is set forth opposite such First Incremental Term Loan Lender’s name on Schedule 1.1(b) attached hereto. The First Incremental Term Loans may not be repaid
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and subsequently reborrowed. The aggregate First Incremental Term Loan Commitment shall be permanently reduced by the principal amount of any First Incremental Term Loan extended hereunder.
(d)    Borrowing. The First Incremental Term Loans may be Term SOFR Loans, Daily SOFR Loans or Base Rate Loans. Each Extension of Credit, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of any Extension of Credit of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans or Daily SOFR Loans, (ii) the first Business Day immediately prior to the requested date of any Extension of Credit of, or conversion to, Daily SOFR Loans, and (iii) on the requested date of any Extension of Credit of Base Rate Loans. Each Extension of Credit of, conversion to or continuation of Term SOFR Loans and Daily SOFR Loans shall be in a principal amount of the Dollar Amount of $2,500,000 or a whole multiple of the Dollar Amount of $100,000 in excess thereof (or, in connection with any conversion or continuation of the First Incremental Term Loan, if less, the entire principal thereof then outstanding). Each Extension of Credit of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of the First Incremental Term Loan, if less, the entire principal thereof then outstanding). Each Loan Notice and each telephonic notice shall specify (A) the applicable Facility and whether the Borrower is requesting an Extension of Credit, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under such Facility, (B) the requested date of the Extension of Credit, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests an Extension of Credit of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(a)    Applicable Margin. The Applicable Margin with respect to the First Incremental Term Loan shall be the corresponding percentages per annum as set forth below based on the Net Leverage Ratio:

Pricing Level	Net Leverage Ratio	Base Rate +	Term SOFR/Daily SOFR +
I	> 3.50: 1.00	1.500%	2.500%
II	> 3.00:1.00 but < 3.50:1.00	1.125%	2.125%

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III	> 2.50:1.00 but < 3.00:1.00	0.875%	1.875%
IV	> 1.75:1.00 but < 2.50:1.00	0.625%	1.625%
V	> 1.25:1.00 but < 1.75:1.00	0.500%	1.500%
VI	< 1.25:1.00	0.375%	1.375%

The Applicable Margin shall be determined and adjusted quarterly on the first Business Day (each a “Calculation Date”) immediately following the date by which the Borrower provides an Officer’s Compliance Certificate pursuant to Section 7.2 of the Credit Agreement for the most recently ended fiscal quarter of the Borrower; provided, however, that (a) the Applicable Margin shall be based on Pricing Level I until the first Calculation Date following receipt of the Officer’s Compliance Certificate for the fiscal quarter ended March 31, 2022 and, thereafter the Pricing Level shall be determined by reference to the Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate within five (5) days of the date for delivery required by Section 7.2 of the Credit Agreement for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, then, upon the request of the Required Lenders, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
(e)    Maturity Date. The maturity date for the First Incremental Term Loan is the Maturity Date.
(f)    Repayment. On the last Business Day of each calendar quarter during the term of the Credit Agreement, commencing on March 31, 2022, the Borrower shall repay to the First Incremental Term Loan Lenders a portion of the aggregate principal amount of all First Incremental Term Loans then outstanding in an amount equal to $1,562,500 (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.5 of the Credit Agreement), unless accelerated sooner pursuant to Section 11.2(a) of the Credit Agreement; provided, however, that (i) the final principal repayment installment of the First Incremental Term Loans shall be repaid on the Maturity Date for the First Incremental Term Loan Facility and in any event shall be in an amount equal to the aggregate principal amount of all First Incremental Term Loans outstanding on such date and (ii) (A) if any principal repayment installment to be made by the Borrower (other than principal repayment installments on Term SOFR Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (B) if any principal repayment installment to be made by the Borrower on a Term SOFR Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to
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extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.
(g)    Interest Payment Dates. Interest on the First Incremental Term Loans shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(h)    Use of Proceeds. The Borrower shall use the proceeds of the Credit Extension of the First Incremental Term Loan (i) to finance the acquisition, directly or indirectly, of all of the outstanding Capital Stock of EverFi, Inc. (the “EverFi Acquisition”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of December 30, 2021 (as amended, restated, supplemented or otherwise modified, the “Acquisition Agreement”), by and among the Borrower, Project Montessori Acquisition, Inc., a Delaware corporation, EverFi, Inc., a Delaware corporation (the “Target”), and Eon Stockholder Representative, LLC (solely in its capacity as the Seller Representative) on the First Incremental Effective Date substantially concurrently with the funding of the First Incremental Term Loans and (ii) to pay the fees, costs and expenses incurred in connection with the EverFi Acquisition.
(i)    Conforming Changes. With respect to SOFR, Daily SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the First Incremental Term Loan Lenders reasonably promptly after such amendment becomes effective.
(j)    Computations. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Daily SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest with respect to Daily SOFR Loans and Term SOFR Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to subject to the provisions in the Credit Agreement addressing payments generally, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(k)    Inability to Determine Rates; Replacement of SOFR or Successor Rate.
    (i)    Defined Terms. For purposes of this Section 2(k), those Lenders that either have not made, or do not have an obligation under the Credit Agreement to make, the First Incremental Term Loans shall be excluded from any determination of Required Lenders.
    (ii)    Inability to Determine Rate. If in connection with any request for a Daily SOFR Loan or a Term SOFR Loan or a conversion of Loans to Daily SOFR Loans or
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Term SOFR Loans or a continuation of any of such Loans, in each case, as applicable, (A) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (x) no Successor Rate for Daily SOFR or Term SOFR, as applicable, has been determined in accordance with Section 2(k)(iii) or Section (k)(iv) and the circumstances under clause (x) of Section 2(k)(iii) or clause (x) of Section 2(k)(iv) or the applicable Scheduled Unavailability Date has occurred with respect to Daily SOFR or Term SOFR (as applicable), or (y) adequate and reasonable means do not otherwise exist for determining Daily SOFR or Term SOFR for any determination date(s), requested payment period or Interest Period, as applicable, with respect to a proposed Daily SOFR Loan or Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (B) the Administrative Agent or the Required Lenders determine that for any reason that Daily SOFR with respect to a proposed Loan for any requested determination date(s) or Term SOFR with respect to a proposed Loan for any Interest Period, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (1) the obligation of the First Incremental Term Loan Lenders to make or maintain Daily SOFR Loans or Term SOFR Loans, as applicable, or to convert Loans to Daily SOFR Loans or Term SOFR Loans, as applicable, shall be suspended in each case to the extent of the affected determination date(s), as applicable, and (2) in the event of a determination described in the preceding sentence with respect to the Daily SOFR component of the Base Rate, the utilization of the Daily SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (B) of this Section, until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, or conversion to Daily SOFR Loans or Term SOFR Loans, as applicable, or failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans of the amount specified therein if no election is made by the Borrower by the date that is three Business Days after receipt by the Borrower of such notice.
    (iii)    Replacement of Daily SOFR. Notwithstanding anything to the contrary in this Agreement, the Credit Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(x)    adequate and reasonable means do not exist for ascertaining SOFR because none of the tenors of SOFR (including any forward-looking term rate thereof) are available or published on a current basis and such circumstances are unlikely to be temporary; or

(y)    the SOFR Administrator or any governmental authority having jurisdiction over the Administrative Agent or the SOFR Administrator has made a public statement identifying a specific date after which all tenors of SOFR (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in Dollars, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such
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representative tenor(s) of SOFR (the latest date on which all tenors of SOFR (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Daily SOFR Scheduled Unavailability Date”); or

(z)    syndicated loans currently being executed and agented in the United States, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace SOFR;
or if any of the events or circumstances of the type described in clauses (x)-(z) above have occurred with respect to the Daily SOFR Successor Rate then in effect, then, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing SOFR or any then current Daily SOFR Successor Rate in accordance with this Section 2(k)(iii) with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar-denominated credit facilities syndicated and agented in the United States for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar-denominated credit facilities syndicated and agented in the United States for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Daily SOFR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
    (iv)    Replacement of Term SOFR. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(x)     adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(y)     CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the
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Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date” and collectively with the Daily SOFR Scheduled Unavailability Date, a “Scheduled Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate).
If the Term SOFR Successor Rate is Daily SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.
    Notwithstanding anything to the contrary herein, (A) if the Administrative Agent determines that Daily SOFR is not available on or prior to the Term SOFR Replacement Date, or (B) if the events or circumstances of the type described in Section 2(k)(iv)(x) or 2(k)(iv)(y) have occurred with respect to the Term SOFR Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Term SOFR Successor Rate in accordance with this Section 2(k)(iv) at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Term SOFR Successor Rate” (and collectively with the Daily SOFR Successor Rate, a “Successor Rate”). Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
    (v)    Successor Rates Generally. The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.
    Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the
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Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
    Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
     In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
(l)    Loan Notice. For purposes of an Extension of Credit or a conversion or continuation of a First Incremental Term Loan, the Borrower shall use the Loan Notice attached hereto as Exhibit A.
SECTION 3.    Amendments to Credit Agreement. In connection with the First Incremental Term Loan, the Credit Agreement is hereby amended as follows:
(a)    Schedule 1.1(b) to the Credit Agreement is amended to include the information set forth on Schedule 1.1(b) attached hereto.
(b)    References to the Eurocurrency Rate and Eurocurrency Rate Loans in provisions of the Credit Agreement and the other Loan Documents that are not specifically addressed herein (other than the definitions of Eurocurrency Rate and Eurocurrency Rate Loan) shall be deemed to include Daily SOFR, Daily SOFR Loans, Term SOFR and Term SOFR Loans, as applicable. In addition, references to the Eurocurrency Rate in the definition of Base Rate in the Credit Agreement shall be deemed to refer to Daily SOFR for purposes of the First Incremental Term Loans.
(c)    For purposes of Section 4.9 of the Credit Agreement, references to the Interest Period (as defined in the Credit Agreement) shall be deemed to include any relevant Interest Period for a Term SOFR Loan or interest payment date or payment period for a Daily SOFR Loan, as applicable.
SECTION 4.    Conditions Precedent. This Agreement shall become effective as of the date hereof upon satisfaction (or wavier) of each of the following conditions precedent:
(a)    receipt by the Administrative Agent of executed counterparts of this Agreement duly executed by the Borrower, each First Incremental Term Loan Lender, and the Administrative Agent;
(b)    the Administrative Agent shall have received from the Borrower an Officer’s Compliance Certificate, in form and substance reasonably satisfactory to the Administrative Agent, (i) demonstrating that, as of the First Incremental Effective Date and after giving effect to the First Incremental Term Loans, the Borrower will be in pro forma compliance with the financial covenants set forth in Section 9.1 and Section 9.2 of the Credit Agreement and (ii) certifying that
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the conditions set forth in Sections 4(e), 4(f), 4(g) and 4(h) have been satisfied as of the First Incremental Effective Date;
(e)    no Default or Event of Default shall have occurred and be continuing as of the First Incremental Effective Date and immediately after giving effect to the making of the First Incremental Term Loans (and any simultaneous borrowing under the Revolving Credit Commitment);
(f)    the representations and warranties made by each Credit Party in the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the First Incremental Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such particular date);
(g)    the EverFi Acquisition shall have been consummated (or shall be consummated substantially concurrently with the closing and funding of the First Incremental Term Facility) in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any amendments, consents or waivers thereto that are materially adverse to the First Incremental Term Loan Lenders, without the prior consent of the First Incremental Term Loan Lenders (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that (i) any reduction in the purchase price of the EverFi Acquisition is not materially adverse to the interests of the First Incremental Term Loan Lenders so long as such reduction is applied to reduce, on a dollar for dollar basis, the $275,000,000 borrowing of Revolving Credit Loans to be made by the Borrower on the date hereof for purposes of consummating the EverFi Acquisition, (ii) any increase in the purchase price of the EverFi Acquisition is not materially adverse to the interests of the First Incremental Term Loan Lenders so long as such increase is not funded by indebtedness (other than borrowings under the Credit Agreement) of the Borrower and its subsidiaries and (iii) any amendment, consent or waiver to the definition of “Material Adverse Effect” is materially adverse to the interests of the First Incremental Term Loan Lenders);
(h)    since the date of the Acquisition Agreement, there has not been any Material Adverse Effect (as such term is defined, solely for purposes of this clause (h), in the Acquisition Agreement as in effect of the date hereof without giving effect to any amendment, consent or waiver to such definition without the approval of the First Incremental Term Loan Lenders, and all capitalized terms used in the definition of “Material Adverse Effect” shall have the same meanings as specified therefor in the Acquisition Agreement (as in effect on the date hereof));
(i)    receipt by the Administrative Agent of a solvency certificate, certifying as to the solvency of the Borrower and its Subsidiaries on a consolidated basis on the First Incremental Effective Date after giving effect to the EverFi Acquisition, the First Incremental Term Loans and any other transactions occurring on the First Incremental Effective Date, from the chief executive officer, the chief financial officer, treasurer or assistant treasurer (or another officer with equivalent duties) of the Borrower substantially in the form of Exhibit B attached hereto;
(j)    the First Incremental Term Loan Lenders shall have received (i) audited consolidated balance sheets of the Borrower and its subsidiaries and the related consolidated
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statements of income, changes in shareholders’ equity and cash flows for the three (3) most recently completed fiscal years ended at least 90 days before the First Incremental Effective Date, (ii) audited consolidated balance sheets for the Target and its subsidiaries and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the two (2) most recently completed fiscal years ended at least 90 days before the First Incremental Effective Date, (iii) unaudited consolidated balance sheets of the Borrower and its subsidiaries and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each fiscal quarter of the Borrower ended after the close of its most recently ended fiscal year and at least 45 days before the First Incremental Effective Date, (iv) unaudited consolidated balance sheets for the Target and its subsidiaries and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each fiscal quarter ended after the close of the most recently ended fiscal year and at least 45 days before the First Incremental Effective Date, and (v) a pro forma consolidated balance sheet of the Borrower and its subsidiaries and the related consolidated statements of income, changes in shareholders’ equity and cash flows as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the First Incremental Effective Date, prepared after giving effect to the EverFi Acquisition and the incurrence of the First Incremental Term Loans on the First Incremental Effective Date as if the EverFi Acquisition and the incurrence of the First Incremental Term Loans had occurred at the beginning of such period (it being acknowledged that the First Incremental Term Loan Lenders have received all of the financials set forth in clauses (i), (ii), (iii) and (iv) of this clause (j).
(k)    receipt by the Administrative Agent of a certificate of a Responsible Officer of the Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower executing this Agreement and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of the Borrower as in effect on the First Incremental Effective Date, (C) resolutions duly adopted by the board of directors or other governing body of the Borrower authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement.
(l)    receipt by the Administrative Agent of a certificate as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization.
(m)    receipt by the Administrative Agent of favorable opinions of counsel to the Borrower addressed to the Administrative Agent and the Lenders with respect to the Borrower, this Agreement and such other matters as the Lenders shall request, each in form and substance reasonably satisfactory to the Administrative Agent.
(n)    the Borrower and each of the Guarantors shall have provided (a) the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Act, at least 3 business days prior to the First Incremental Effective Date to the extent reasonably requested in writing at least ten (10) business days prior to the First Incremental Effective Date and (b) if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, to the extent reasonably requested by the Administrative Agent or any First Incremental Term Loan Lender at least ten (10) business days prior to the First Incremental Effective Date, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
(o)    all indebtedness of the Target set forth on Schedule 2.4(d)(vi) of the Acquisition Agreement shall have been paid in full, all commitments thereunder shall have been terminated and all liens securing such indebtedness shall have been terminated and released (or shall so be
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terminated and released substantially simultaneously with the funding of the First Incremental Term Loan Facility).
(p)    receipt by the Administrative Agent of a Loan Notice with respect to the First Incremental Term Loan in accordance with the requirements of the Credit Agreement and this Agreement; and
(q)    receipt by the Administrative Agent, the First Incremental Term Loan Lenders and their respective Affiliates of any fees separately agreed in writing with the Borrower and required to be paid on or before the First Incremental Effective Date.
For purposes of determining compliance with the conditions specified in this Section 4, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed First Incremental Effective Date specifying its objection thereto.
SECTION 5.    Expenses. All reasonable and documented out-of-pocket expenses incurred by the Administrative Agent (including the reasonable and documented fees and expenses of one primary counsel and, if necessary, one firm of local counsel in each relevant jurisdiction for the Administrative Agent) in connection with this Agreement and the transactions contemplated hereby shall have been paid.
SECTION 6.    Agreement is a Loan Document. This Agreement is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Agreement.
SECTION 7.    No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.
SECTION 8.    Electronic Execution; Electronic Records. This Agreement may be in the form of an electronic record (in “.pdf” form or otherwise) and may be executed using electronic signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record. This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts shall be one and the same Agreement.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent of a manually signed Agreement which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed Agreement converted into another format, for transmission, delivery and/or retention.
SECTION 9.    Severability. Any provision of this Agreement held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 10.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. The terms of the Credit Agreement with respect to governing law, submission to jurisdiction, waiver of venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

FIRST INCREMENTAL TERM LOAN LENDERS:	BANK OF AMERICA, N.A.

	By:	/s/ Thomas M. Paulk
	Name:	Thomas M. Paulk
	Title:	Senior Vice President

BLACKBAUD, INC.
FIRST INCREMENTAL TERM LOAN AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Brandon K Fiddler
Name:	Brandon K Fiddler
Title:	Senior Vice President

BLACKBAUD, INC.
FIRST INCREMENTAL TERM LOAN AGREEMENT

BORROWERS:	BLACKBAUD, INC.

	By:	/s/ Anthony W. Boor
	Name:	Anthony W. Boor
	Title:	Chief Financial Officer and Executive Vice President

BLACKBAUD, INC.
FIRST INCREMENTAL TERM LOAN AGREEMENT

Accepted and Agreed:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Liliana Claar
Name:	Liliana Claar
Title:	Vice President

BLACKBAUD, INC.
FIRST INCREMENTAL TERM LOAN AGREEMENT